NEWS RELEASE

Industrial Services of America, Inc. Reports First Quarter 2008 Results

--        First quarter revenues rose 46% to $26.1 million

--        First quarter net income increased 37% to $1,086,551

--        First quarter earnings were $0.30 per diluted share, marking the 20th consecutive profitable quarter

LOUISVILLE, Ky. (May 5, 2008) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets recyclable commodities and offers programs and equipment to help businesses manage wastes, today reported audited financial results for the first quarter ending March 31, 2008.

For the first quarter of fiscal 2008

--        Total revenues increased 46% to $26.1 million, compared with $17.9 million in 2007.

--        Income before income taxes rose to $1,810,918 compared with $1,301,768 in 2007.

--        Earnings before interest, taxes, depreciation and amortization (EBITDA) for 2008 were $2,423,820, compared with EBITDA of $1,800,722 for 2007. (See attached reconciliation.)

--        Net income was $1,086,551 (basic and diluted earnings of $0.30 per share), compared with net income of $793,080 (basic and diluted earnings of $0.22 per share) in 2007.  Basic and diluted shares outstanding were 3,617,872 in 2008 and 3,640,899 in 2007.

"ISA continued to benefit from building relationships with existing and potential customers, as well as from strong global demand and pricing for commodities," said Chairman and CEO Harry Kletter.

Revenue from product sales increased 50.9 percent to $21.2 million, and service revenue rose 26.7 percent to $4.9 million. "With this first quarter we have achieved a revenue run-rate of approximately $100 million, said Kletter. "As we progress through 2008, we will continue to focus on the fundamentals of profitably growing our business by investing in our processes and by serving our customers well."

The Company's 2008 Form 10-Q filing is available for review at the Securities and Exchange Commission web site, http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, the company offers commercial, industrial and business customers a variety of programs and equipment to efficiently manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, loss of customers and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.

FINANCIAL RESULTS AND

SUPPLEMENTAL FINANCIAL INFORMATION

FOLLOW

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(UNAUDITED)

	2008	2007

Revenue from services	$ 4,872,542	$ 3,844,227
Revenue from product sales	21,210,853	14,060,522
Total revenue	26,083,395	17,904,749

Cost of goods sold for services	4,626,363	3,522,699
Cost of goods sold for product sales	17,762,532	11,754,347
Reduction of cost of goods sold	-	(35,278)
Total cost of goods sold	22,388,895	15,241,768

Selling, general and administrative expenses	1,809,605	1,364,007

Income before other income (expense)	1,884,895	1,298,974

Other income (expense)
Interest expense	(93,566)	(42,457)
Interest income	23,434	28,973
Loss on sale of assets	(5,142)	(5,775)
Other income (expense), net	1,297	22,053
	(73,977)	2,794

Income before income taxes	1,810,918	1,301,768

Income tax provision	724,367	508,688

Net income	$ 1,086,551	$ 793,080

Basic earnings per share	$ 0.30	$ 0.22

Diluted earnings per share	$ 0.30	$ 0.22

Weighted shares outstanding:
Basic	3,617,872	3,640,899

Diluted	3,617,872	3,640,899

Industrial Services of America, Inc.

Supplemental Financial Information

Reconciliation of EBITDA (1):

	Three months ending March 31,
	2008	2007
Net Income	1,086,551	793,080
Interest expense	93,566	42,457
Income taxes	724,367	508,688
Depreciation	519,336	456,497
Amortization	-	-
EBITDA (1)	2,423,820	1,800,722

(1)    EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company.  Additionally, years of service for fixed assets and amortizable assets are based on company judgment.  Finally, companies have several ways of raising capital which can affect interest expense.  We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville Harry Kletter or Alan Schroering, 502-366-3452 hklet@isa-inc.com or aschroering@isa-inc.com http://www.isa-inc.com/